February 6, 2006

Mail Stop 4561

By Mail and facsimile to (81-3-3348-2450)

Mr. Hitoshi Higaki
Senior Managing Director and Executive Officer
Nissin Co., Ltd.
Shinjuku L-Tower 25F
6-1, Nishi Shinjuku 1-chome
Shinjuku-ku, Tokyo  163-1525  Japan

Re:	Nissin Co., Ltd.
	Form 20-F for the year ended March 31, 2005
      Filed July 29, 2005
	File No. 1-31416

Dear Mr. Higaki:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.


								Sincerely,



	                         					Donald A.
Walker
	Senior Assistant Chief Accountant